Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES APPOINTS JACK HOLMES TO BOARD OF DIRECTORS

OMAHA, NEBRASKA, August 14, 2018 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, announced that Jack Holmes has joined the Company’s Board of Directors effective today. In conjunction with this appointment, the Company has expanded its Board of Directors to nine Directors from the previous number of eight. Mr. Holmes will also serve on the Company’s Audit Committee and Compensation Committee.

Mr. Holmes served as President of UPS Freight from 2007 until his retirement in 2016. He began his career in transportation in 1979 outside of Philadelphia, Pennsylvania, when he joined UPS and served in several positions before holding leadership positions in Operations, Engineering and Human Resources. He also led the UPS transition team for the 2005 purchase of Overnite Transportation, now UPS Freight. Mr. Holmes currently serves as the Vice Chairman and a director of EmergeTMS in Scottsdale, Arizona and is a member of the board of directors of Simplified Logistics, LLC, LaserShip and Link Labs. “Jack’s transportation knowledge and experience as well as his experience leading a large company will provide valuable perspective to Werner,” said CL Werner, Executive Chairman.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.